Exhibit 21.1

List of Subsidiaries of

Stratus Properties Inc.

Entity	Organized	Name Under Which It Does Business

Stratus Properties Operating Co., L.P.	Delaware	Same
Circle C Land, L.P.	Texas	Same
Stratus 7000 West, Ltd.	Texas	Same